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Exhibit 10.4

THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

        THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment"), dated as of April 30, 2003, is by and among TTM TECHNOLOGIES, INC., a Washington corporation (the "Borrower"), each of those Domestic Subsidiaries of the Borrower identified as a "Guarantor" on the signature pages hereto (the "Guarantors"), the lenders identified on the signature pages hereto (collectively, the "Lenders"; and individually, a "Lender"), and WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), a national banking association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Capitalized terms used herein which are not defined herein and which are defined in the Existing Credit Agreement (defined below) shall have the same meanings as therein defined.

W I T N E S S E T H

        WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of September 29, 2000, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of October 13, 2000, as amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of December 21, 2001, and as further supplemented or otherwise modified from time to time prior to the date hereof (the "Existing Credit Agreement"); and

        WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement and the Required Lenders have agreed to amend the Existing Credit Agreement as provided herein.

        NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART I
DEFINITIONS

        SUBPART 1.1    Certain Definitions.    Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

          "Amended Credit Agreement" means the Existing Credit Agreement as amended hereby.

          "Amendment No. 3 Effective Date" is defined in Subpart 3.1.

        SUBPART 1.2    Other Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

PART II
AMENDMENTS TO EXISTING CREDIT AGREEMENT

        SUBPART 2.1    Name Change.    All references in the Credit Documents to First Union, National Bank and to "First Union" shall hereafter refer to Wachovia Bank, National Association and "Wachovia", respectively.

        SUBPART 2.2    Amendments to Section 1.1.

          (a)   The definition of "Applicable Percentage" is hereby amended in its entirety to read as follows:

          "Applicable Percentage" shall mean, for any day, the rate per annum set forth below opposite the applicable Level then in effect, it being understood that the Applicable Percentage for (i) Revolving Loans and Term Loans which are Alternate Base Rate Loans shall be the percentage set forth under the column "Alternate Base Rate Margin for Revolving Loans and Term Loans", (ii) Revolving Loans and Term Loans which are LIBOR Rate Loans shall be the percentage set forth under the column "LIBOR Rate Margin for Revolving Loans, Term Loans and Letter of Credit Fee", (iii) the Letter of Credit Fee shall be the percentage set forth under the column "LIBOR Rate Margin for Revolving Loans, Term Loans and Letter of Credit Fee", and (iv) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee":

Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans and Term Loans	LIBOR Rate Margin for Revolving Loans, Term Loans and Letter of Credit Fee	Commitment Fee
I	≥ 2.50 to 1.0	1.00%	2.50%	.45%
II	< 2.50 to 1.0 but > 2.00 to 1.0	.75%	2.25%	.40%
III	< 2.00 to 1.0 but > 1.50 to 1.0	.50%	2.00%	.35%
IV	< 1.50 to 1.0 but > 1.00 to 1.0	.50%	1.75%	.30%
V	< 1.00 to 1.0	.50%	1.50%	.30%

        The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(b) and 5.2(b) (each an "Interest Determination Date"). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on a minimum of Level IV until the first Interest Determination Date occurring after June 30, 2003. After June 30, 2003, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 5.1(b) and 5.2(b), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

          (b)   The definition of "Consolidated EBITDA" is hereby amended in its entirety to read as follows:

          "Consolidated EBITDA" means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) losses (or minus gains) on the sale or disposition of assets outside the ordinary course of business, (D) depreciation, amortization expense and other non-cash charges, all as determined in accordance with GAAP, (E) amounts paid in respect of management fees to the extent permitted hereunder, (F) other non-recurring add-backs as set forth on Schedule 1.1(d), and (G) adjustments to EBITDA for such period approved by the Administrative Agent in its sole discretion.

          (c)   The definition of "Fixed Charge Coverage Ratio" is hereby amended in its entirety to read as follows:

          "Fixed Charge Coverage Ratio" means, as of the end of each fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (i) Consolidated EBITDA for the applicable period to (ii) the sum of Consolidated Interest Expense for the applicable period plus Scheduled Funded Debt Payments for the applicable period plus Consolidated Cash Taxes plus Consolidated Capital Expenditures for the applicable period.

          (d)   The following amendments are hereby made to the definition of "Permitted Liens":

              (i)  Subsection (xiv) of the Existing Credit Agreement is hereby renumbered subsection (xv).

             (ii)  A new subsection (xiv) is hereby added to the definition of "Permitted Liens" in the appropriate numerical order:

          (xiv)  Liens arising in connection with securing insurance premium financing to the extent permitted under Section 6.1(h); and

          (e)   The following new definitions are hereby added to Section 1.1 of the Existing Credit Agreement in appropriate alphabetical order:

          "ACI" means TTM Advanced Circuits, Inc. (formerly known as Honeywell Advanced Circuits, Inc.), a Minnesota corporation.

          "Acquisition", by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the property of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

          "Borrowing Base" shall mean, as of any day, an amount equal to the sum of (a) 85% of Eligible Receivables and (b) 50% of Eligible Inventory, in each case as set forth in the most recent Borrowing Base Certificate delivered to the Administrative Agent and the Lenders in accordance with the terms of Section 5.2(g).

          "Borrowing Base Certificate" shall have the meaning assigned to such term in Section 5.2(g).

          "Consolidated Cash Taxes" means, as of any date with respect to the Borrower and its Subsidiaries on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent such taxes are paid in cash during the applicable period (without giving effect to any tax refunds or credits received during such applicable period); provided, however, with respect to the fiscal quarters of the Borrower ending on April 1, 2002, July 1, 2002, September 30, 2002, December 31, 2002 and March 31, 2003, respectively, "Consolidated Cash Taxes" shall mean the aggregate of all net taxes paid (whether positive or negative) in cash during the applicable period (after giving effect to any tax refunds or credits received during such applicable period).

          "Eligible Inventory" shall mean, as of any date of determination and without duplication, the lower of the aggregate book value (based on a FIFO or a moving average cost valuation, consistently applied) or fair market value of all raw materials and finished goods inventory owned by the Borrower or any of its Subsidiaries less appropriate reserves determined in accordance with GAAP but excluding in any event (a) inventory which is (i) not subject to a perfected, first priority Lien in favor of the Administrative Agent to secure the Credit Party Obligations or (ii) subject to any other Lien that is not a Permitted Lien, (b) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (c) inventory located outside of the United States, (d) inventory located at a location not owned by the Borrower or any of its Subsidiaries with respect to which the Administrative Agent shall not have received a landlord's, warehousemen's, bailee's or appropriate waiver or subordination satisfactory to the Administrative Agent, (e) inventory which is leased, on consignment or "sale or return" basis or which is "in-transit" to a customer or has otherwise been shipped to a customer, (f) any parts, supply, scrap, chemicals or obsolete Inventory and any Inventory that is not reasonably marketable or slow moving (no sales in the last 12 months or inventory in-excess of a 12 month supply), (g) any finished goods inventory without a current (non-expired) purchase order and (h) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

          "Eligible Receivables" shall mean, as of any date of determination and without duplication, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (collectively, the "Receivables"), owned by or owing to the Borrower or any of its Subsidiaries, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with such Person's internal policies and in any event in accordance with GAAP, but excluding in any event (a) any Receivable that is (i) not subject to a perfected, first priority Lien in favor of the Administrative Agent to secure the Credit Party Obligations or (ii) subject to any other Lien that is not a Permitted Lien, (b) Receivables that are more than 90 days past invoice date or more than 60 days past due date, (c) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Administrative Agent, (d) Receivables owing by an account debtor that is not solvent (to the extent the financial statements of the account debtor are public knowledge or delivered to the Borrower) or is subject to any bankruptcy or insolvency proceeding of any kind, (e) Receivables owing by an account debtor located outside of the United States or Canada unless the sale is on a commercial or standby letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case acceptable to the Administrative Agent in its reasonable discretion, (f) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense, (g) Receivables for which any direct or indirect Subsidiary or any Affiliate is the account debtor, (h) Receivables representing a sale to the government of the United States or any agency or instrumentality thereof unless the Federal Assignment of Claims Act has been complied with to the reasonable satisfaction of the Administrative Agent with respect to the granting of a security interest in such Receivable, (i) Receivables owing by an account debtor in which more than 50% of the account debtors' total accounts receivable balance is more than 90 days past invoice date, (j) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return (other than repurchases or returns for defective or nonconforming goods), (k) Receivables that represent interest payments, late or finance charges, or service charges owing to the Borrower or its Subsidiaries, (l) Receivables which are in a currency other than U.S. dollars, (m) such Receivable is an obligation for which the total unpaid accounts of the account debtor to the Borrower and its Subsidiaries exceed 20% of the aggregate of all Receivable of the Borrower and its Subsidiaries, to the extent of such excess; provided that Receivables described in this clause (m) that are covered by commercial or standby letters of credit or credit insurance shall not be excluded in an amount equal to the letter of credit amount or the credit insurance policy amount minus any deductibles owed or owing by the Borrower, (n) any receivable that is double billed or double financed to the extent of such duplication and (o) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion. The Administrative Agent may, at its option, or shall at the request of the Required Lenders, implement reserves for dilution of Receivables which exceed 5% with respect to an 85% advance rate by designating as ineligible a sufficient amount of Receivables that would otherwise be Eligible Receivable so as to reduce the Borrowing Base by the amount of the intended dilution reserve.

        SUBPART 2.3    Amendments to Section 1.3.    The following new paragraph is hereby added immediately following the second paragraph set forth in Section 1.3 of the Existing Credit Agreement:

Section 1.3    Accounting Terms.

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          Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9 (including without limitation for purposes of the definition of "Applicable Percentage") set forth in Section 1.1), after consummation of any Acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or property acquired shall, to the extent not otherwise included in such income statement items for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations; provided, however, (i) for the fiscal quarter ending March 31, 2003, income statement items (whether positive or negative) attributable to ACI, shall be included only for the one fiscal quarter period ending on such date, (ii) for the fiscal quarter ending June 30, 2003, income statement items (whether positive or negative) attributable to ACI, shall be included only for the two fiscal quarter period ending on such date and (iii) for the fiscal quarter ending September 30, 2003, income statement items (whether positive or negative) attributable to ACI, shall be included only for the three fiscal quarter period ending on such date, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would give effect to items that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Borrower and its Subsidiaries on a consolidated basis and (3) factually supportable.

        SUBPART 2.4    Amendments to Section 2.1(a).    Section 2.1(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.1    Revolving Loans.

          (a)    Revolving Commitment.    During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender's share of outstanding Revolving Loans plus such Lender's Revolving Commitment Percentage of Swingline Loans plus such Lender's LOC Commitment Percentage of LOC Obligations shall not exceed such Lender's Revolving Commitment Percentage of the aggregate Revolving Committed Amount, and (ii) with regard to the Lenders collectively, the sum of the aggregate amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base. For purposes hereof, the aggregate maximum amount available hereunder shall be TWENTY FIVE MILLION DOLLARS ($25,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7, the "Revolving Committed Amount"). Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

        SUBPART 2.5    Amendments to Section 2.2(b).    Section 2.2(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.2    Term Loan Facility.

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          (b)    Repayment of Term Loan.    The principal amount of the Term Loan outstanding on January 1, 2003 ($10,000,000) shall be repaid in nine (9) consecutive fiscal quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment Dates	Term Loan Principal Amortization Payment
September 30, 2003	$1,111,111,11
December 31, 2003	$1,111,111,11
March 31, 2004	$1,111,111,11
June 30, 2004	$1,111,111,11
September 30, 2004	$1,111,111,11
December 31, 2004	$1,111,111,11
March 31, 2005	$1,111,111,11
June 30, 2005	$1,111,111,11
September 30, 2005	$1,111,111,12

        SUBPART 2.6    Amendments to Section 2.4(a).    Section 2.4(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.4    Letter of Credit Subfacility.

          (a)    Issuance.    Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIVE MILLION DOLLARS ($5,000,000) (the "LOC Committed Amount"), (ii) the sum of the aggregate amount of Revolving Loans plus Swingline Loans plus LOC Obligations shall not at any time exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for the purpose of supporting tax-advantaged variable rate demand note financing and for other lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers' compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the Revolving Commitment Termination Date unless the Borrower shall, at the time of issuance and until the expiry thereof, cash collateralize such Letter of Credit. For purposes hereof, "cash collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders holding Revolving Commitments, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders holding Revolving Commitments). The Borrower hereby grants to the Administrative Agent, for the benefit of the

  Issuing Lender and the Lenders holding Revolving Commitments, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000. Wachovia shall be the Issuing Lender on all Letters of Credit issued after the Closing Date.

        SUBPART 2.7    Amendments to Section 2.5(a).    Section 2.5(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.5    Swingline Loan Subfacility.

          (a)    Swingline Commitment.    During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the "Swingline Committed Amount"), and (ii) the sum of the aggregate amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

        SUBPART 2.8    Amendments to Section 2.8(b)(i).    Section 2.8(b)(i) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.8    Prepayments.

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          (b)    Mandatory Prepayments.

            (i)    Revolving Committed Amount.    If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base, the Borrower shall immediately prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.

        SUBPART 2.9    Amendments to Section 4.3(c).    Section 4.3(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 4.3    Conditions to All Extensions of Credit.

          The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction or waiver of the following conditions precedent on the date of making such Extension of Credit:

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          (c)    Compliance with Commitments.    Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Commitment.

        SUBPART 2.10    Amendments to Section 5.2.    The following new subsection (g) is hereby added to Section 5.2 of the Existing Credit Agreement:

          (g)   within thirty (30) days after the end of each fiscal month, a Borrowing Base Certificate as of the end of the immediately preceding fiscal month, substantially in the form of Schedule 5.2(g) and certified by the chief financial officer or the treasurer of the Borrower to be true and correct as of the date thereof.

        SUBPART 2.11    Amendments to Section 5.9.    The following amendments are hereby made to Section 5.9 of the Existing Credit Agreement:

        (a)   Subsection (b) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

          (b)    Fixed Charge Coverage Ratio.    The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Borrower and its Subsidiaries occurring during the periods indicated below shall be greater than or equal to the following:

Period	Maximum Ratio
Closing Date through March 31, 2003	1.10 to 1.00
June 30, 2003 through July 5, 2004	1.00 to 1.00
October 4, 2004 and thereafter	1.10 to 1.00

        (b)   The following new subsection (e) is hereby added to Section 5.9 of the Existing Credit Agreement:

          (e)    Calculations.    For purposes of calculating the financial covenants in this Section 5.9, income statement items (whether positive or negative) and capital expenditures attributable to ACI shall not be included to the extent relating to any period prior to January 1, 2003.

        SUBPART 2.12    Amendments to Section 5.13.    A new Section 5.13 is hereby added to the Existing Credit Agreement:

Section 5.13    Further Assurances.

          The Borrower will furnish to the Administrative Agent within the time periods specified below, real property collateral of the Borrower and ACI including, but not limited to, the following:

              (i)  On or prior to May 30, 2003, fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a "Mortgage Instrument" and collectively the "Mortgage Instruments") encumbering the fee interest in the real properties owned by ACI in Redmond, Washington and Chippewa Falls, Wisconsin (each a "Mortgaged Property" and collectively the "Mortgaged Properties");

             (ii)  On or prior to July 1, 2003, with respect to each Mortgaged Property, current form ALTA mortgagee title insurance policies issued by Lawyers Title Insurance Corporation (the "Mortgage Policies"), in amounts satisfactory to the Administrative Agent with respect to the Mortgaged Properties, assuring the Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

            (iii)  On or prior to July 1, 2003, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and Lawyers Title Insurance Corporation in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and Lawyers Title Insurance Corporation by an independent professional licensed land surveyor reasonably satisfactory to each of the Administrative Agent and Lawyers Title Insurance Corporation, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map.

            (iv)  On or prior to May 30, 2003, appropriate legal opinions with respect to the Mortgaged Properties as the Administrative Agent shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent.

        SUBPART 2.13    Amendments to Section 6.1.    The following amendments are hereby made to Section 6.1 of the Existing Credit Agreement:

        (a)   Subsection (h) of Section 6.1 of the Existing Credit Agreement is hereby relettered as subsection (i).

        (b)   The following new subsection (h) is hereby added to Section 6.1 of the Existing Credit Agreement in the appropriate alphabetical order:

          (h)   Indebtedness of the Borrower and its Subsidiaries incurred in connection with the financing of insurance premiums of the Borrower and its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding; and

        SUBPART 2.14    Amendments to Schedules.    A new Schedule 5.2(g) is hereby added to the Credit Agreement as set forth on Schedule 1 hereto.

PART III
CONDITIONS TO EFFECTIVENESS

        SUBPART 3.1    Amendment No. 3 Effective Date.    This Amendment shall be and become effective as of the date hereof (the "Amendment No. 3 Effective Date") when all of the conditions set forth in this Part III shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as "Amendment No. 3".

        SUBPART 3.2    Execution of Counterparts of Amendment.    The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower and the requisite Lenders.

        SUBPART 3.3    Opening Borrowing Base Report.    Receipt by the Administrative Agent of a Borrowing Base Certificate for the month ending March 31, 2003 as of the Amendment No. 3 Effective Date, certified by the chief financial officer or treasurer of the Borrower to be true and correct as of such date.

        SUBPART 3.4    Authority Documents from ACI.    The Administrative Agent shall have received copies of resolutions of the board of directors of ACI approving and adopting the ACI Joinder Agreement, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of ACI as of a recent date to be true and correct and in force and effect as of such date.

        SUBPART 3.5    Personal Property Collateral of ACI.    The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent searches of ownership of, and Liens on, intellectual property, if any, of ACI in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent's security interest in the Collateral owned by ACI.

        SUBPART 3.6    Evidence of Insurance with respect to ACI.    The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance (including, without limitation, with respect to the Mortgaged Properties) meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee and additional insured on all such insurance policies for the benefit of the Lenders.

        SUBPART 3.7    Opinion of Counsel with respect to ACI.    The Administrative Agent shall have received a legal opinion of special Minnesota corporate counsel in connection with the ACI Joinder Agreement (including, without limitation, opinions with respect to due authorization, execution, delivery, performance, enforceability, personal property collateral and no conflicts).

        SUBPART 3.8    Fees and Expenses.    The Administrative Agent shall have received (i) for the account of each Lender, an amendment fee equal to 0.50% of such Lender's outstanding Term Loans as of the Amendment No. 3 Effective Date and (ii) for its own account, all reasonable fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment (and any other outstanding fees and expenses of the Administrative Agent), including, without limitation, the fees and expenses of Moore & Van Allen PLLC.

        SUBPART 3.9    Other Items.    The Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Administrative Agent.

PART IV
MISCELLANEOUS

        SUBPART 4.1    Representations and Warranties.    The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, after giving effect to this Amendment, (a) no Default or Event of Default exists under the Existing Credit Agreement or any of the other Credit Documents and (b) the representations and warranties set forth in Article III of the Existing Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

        SUBPART 4.2    Reaffirmation of Credit Party Obligations.    Each Credit Party hereby ratifies the Existing Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Existing Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

        SUBPART 4.3    Cross-References.    References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

        SUBPART 4.4    Instrument Pursuant to Existing Credit Agreement.    This Amendment is a Credit Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

        SUBPART 4.5    References in Other Credit Documents.    At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references in the Credit Documents to the "Credit Agreement" shall be deemed to refer to the Amended Credit Agreement.

        SUBPART 4.6    Counterparts/Telecopy.    This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

        SUBPART 4.7    Governing Law.    THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NORTH CAROLINA.

        SUBPART 4.8    Successors and Assigns.    This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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        IN WITNESS WHEREOF the Borrower, the Guarantors, the Lenders and the Administrative Agent have caused this Amendment to be duly executed on the date first above written.

BORROWER:	TTM TECHNOLOGIES, INC., a Washington corporation
	By:	/s/ STACEY M. PETERSON Title: CFO
GUARANTORS:	POWER CIRCUITS, INC., a California corporation
	By:	/s/ STACEY M. PETERSON Title: CFO
TTM ADVANCED CIRCUITS, INC. (formerly known as Honeywell Advanced Circuits, Inc.), a Minnesota corporation
	By:	/s/ STACEY M. PETERSON Title: CFO
AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as Administrative Agent and as a Lender
	By:	/s/ DAVID K. HALL Title: Vice President
GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
	By:	/s/ THOMAS A. BECK Title: Duly Authorized Signatory
SUNTRUST BANK, as a Lender
	By:	/s/ KATHERINE A. BOOZER Title: Vice President
FLEET NATIONAL BANK, as a Lender
	By:	/s/ KEVIN C. SCHEIPE Title: Vice President

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  Exhibit 10.4